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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                              September 10, 2001

Palm, Inc.
5470 Great America Parkway
Santa Clara, CA 95052

   Re: Registration Statement on Form S-4

Dear Ladies and Gentleman:

   We have examined the registration statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about September 10, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of that number of shares of your common stock (the "Shares") equal to $11,000,000 (subject to certain adjustments) divided by the opening price of your common stock as reported on the Nasdaq National Market on the date of the closing of your purchase of substantially all of the assets of Be Incorporated as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the issuance of the Shares pursuant to the asset purchase described in the Registration Statement. It is our opinion that, when issued in the manner described in the Registration Statement and in accordance with the resolutions adopted by your Board of Directors, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable. We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI